EXHIBIT 10.22
(NUCRYST LOGO)
March 16,2005
Personal & Confidential
Eliot M. Lurier, CPA
3 Whitridge Road
Natick, MA 01760
Re: Offer of Employment
Dear Eliot,
I am pleased to offer you a position with NUCRYST Pharmaceuticals Inc., currently a subsidiary company of The Westaim Corporation (“Westaim”), on the following terms and conditions:

Employer:	NUCRYST Pharmaceuticals Inc. (“NUCRYST” or the “Company”)

Position:	Vice President, Finance and Administration

Reporting To:	Scott H. Gillis, President

Start Date:	April 5, 2005 or a date as mutually agreed.

Base Salary:	U.S. $135,000.00 per annum, payable in arrears in equal semi-monthly installments.

Variable Pay:	An annual bonus (prorated for any partial year) based on the Company’s variable pay program, utilizing the following percentages of base salary:

Threshold	20%

Target	35%

Stretch	50%

Long Term Incentives:	You will participate in the NUCRYST Pharmaceuticals Corp. 1998 Equity Incentive Plan, as amended, (“Plan”) whereby you will be granted 30,000 stock options. Your options will have an exercise price equal to the exercise price for options issued under the Plan in effect on your commencement date.
NUCRYST Pharmaceuticals Inc.

50 Audubon Road, Suite B, Wakefield, MA 0188O  Telephone: 781-224-1444  Fax: 781-246-6002

(NUCRYST LOGO)
Eliot M. Lurier
March 16, 2005

Confidentiality &
Non-Compete:	As a condition of your employment and prior to commencing employment, you will be required to sign the Company’s standard Employee Confidentiality Agreement, in the form attached to this letter, relating to confidentiality of information and assignment of inventions and, in your case, containing a non-compete covenant.

Location:	Wakefield, Massachusetts

Benefits:	NUCRYST will provide you with the opportunity to participate in a comprehensive Company sponsored benefit plan which includes health, dental, life and disability insurance and a 401k plan (refer to the attached document). Your participation in the Company benefit plan will be pursuant to the provisions of the benefit plan, as it may be modified, amended or eliminated from time-to-time.

Vacation:	Four weeks annually, prorated from your start date.
This letter is not to be construed as an agreement, express or implied, to employ you for any stated term; rather, your employment with the Company will be “at-will”, meaning that either you or NUCRYST may terminate your employment at any time and for any reason.
This offer is open for acceptance until 5:00 p.m. (Eastern Standard Time) for five (5) days from the receipt of this letter. Please confirm your acceptance of this offer by signing below and forwarding to my attention.
Eliot, we are very excited at the prospect of you joining NUCRYST and are confident that it will be a great fit for both of us.
Sincerely,

/s/ Scott H. Gillis
Scott H. Gillis
President
NUCRYST Pharmaceuticals Inc.
Accepted this 17 day of MARCH 2005
/s/ Eliot M. Lurier

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